Exhibit 10.45

Description of the Fiscal 2018 Annual Incentive Plan
The Compensation Committee (the "Compensation Committee") of the Board of Directors (the "Board") of Black Box Corporation (the "Company") recommended that the Board approve, and the Board approved, an annual incentive bonus plan (the "FY18 Annual Incentive Plan") under the Black Box Corporation 2008 Long-Term Incentive Plan, as amended (the "2008 Plan"), for the fiscal year ending March 31, 2018 ("Fiscal 2018"). The performance goals for the FY18 Annual Incentive Plan are, as defined below, "adjusted operating margin," "organic revenue" and "working capital/revenues."

"Adjusted operating margin" means operating income plus "Reconciling Items" (as defined below); "organic revenue" means revenue excluding the impact of currency changes and the impact of acquisitions or dispositions; and "working capital/revenues” means certain current assets minus certain current liabilities divided by revenue.

"Reconciling Items" means: (i) amortization of intangible assets, (ii) variance to budget (operating and depreciation) related to the ERP migration as approved by the Board in December 2016, (iii) restructuring expenses and (iv) for each of the following items, unplanned amounts from: (a) any non-recurring or unusual item with a cost in excess of $100,000, (b) asset write-up depreciation, (c) acquisition-related expenses, (d) the impact of expenses, settlements, judgments and fines associated with material legal matters ($500,000 or greater per matter), (e) the effect of changes in tax laws or accounting principles affecting results and (f) asset impairment.

The performance goals for the FY18 Annual Incentive Plan are weighted as follows: adjusted operating margin and working capital/revenues each at 30% and organic revenue at 40%. Payouts range from 50% to 200% of targeted annual bonus depending upon the level of performance. Costs/benefits incurred due to unplanned projects will not impact achievement of numbers.

The Compensation Committee retained negative discretion to decrease the amount of any award earned under the FY18 Annual Incentive Plan.

The FY18 Annual Incentive Plan provides for certain quarterly payments. The fourth quarter payment will not be made under the FY18 Annual Incentive Plan if the Company’s adjusted operating margin percentage is below a minimum targeted amount.